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                                                                   EXHIBIT 10.1

         THIS SUBLICENSE, made this 2nd day of January , 1996, by and between INTEGRAL CONCEPTS, INC., a West Virginia corporation (hereinafter referred to as "ICI"), Sublicensor; and EMERGENT TECHNOLOGIES CORPORATION, a West Virginia corporation (hereinafter referred to as "ETC"), Sublicensee.



                                   WITNESSETH


         WHEREAS, ICI has a License Agreement from West Virginia University Research Corporation of Morgantown, West Virginia (hereinafter referred to as "WVURC"), for certain technologies related to the design, construction and operation of the Toroidal Helical Antenna, U.S. Patent No. 5,442,369 and defined herein to be embraced within the expression "The Technology"; and,

         WHEREAS, ETC understands and recognizes the terms and conditions of the License Agreement between WVURC and ICI for The Technology and wishes to incorporate said terms and conditions into this Sublicense, a copy of which is attached hereto as Exhibit A; and,

         WHEREAS, ETC wishes to obtain an exclusive sublicense from ICI of its right, title and interest in and to all worldwide government and military applications and resulting procurement interests in The Technology, subject to the terms and conditions hereof;


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         NOW, THEREFORE, in consideration of the payment of moneys as hereinafter required, and of the mutual exchange of promises recited herein, the parties hereto intending to be legally bound hereby agree as follows:

                                 I. DEFINITIONS

         1.1 As used in this Sublicense, the following terms shall have the following meanings:

             (a) "The Technology" shall mean that process and equipment related to the design, construction and operation of the Toroidal Helical Antenna as set forth and identified in Exhibit B and its attachments and amendments, if any, all of which are, or if attachment or amendments shall be, attached hereto and made a part hereof. The Technology specifically includes, regardless of the date of initiation or completion, modifications or enhancements to such process or equipment developed or performed independently by ICI, its agents, servants, employees, contractors, assigns or successors, which are subject to patent or copyright protection in their own right, whether so protected or not. The Technology also includes modifications or enhancements to such process or equipment developed or performed independently by ETC, its agents, servants, employees, contractors, assigns or successors, which are subject to patent or copyright protection in their own right, whether so protected or not.


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             (b) "Net Revenues" means any and all money or the monetary value of other consideration received by ETC from the sale, leasing or sublicensing of The Technology pursuant to which third parties are permitted to use or market
The Technology, less customer discounts and returns and less sales commissions and royalty payments (other than royalty payments due under Article III hereof) and less actual operational expenses incurred.

             (c) "Gross Revenues" means any and all money or the monetary value of other consideration received by ETC from the sale, leasing or sublicensing of The Technology pursuant to which third parties are permitted to use or market The Technology.

             (d) "Royalty Statements" means a written statement made within thirty (30) days of the end of each calendar quarter certified by a duly authorized officer of ETC and setting forth a full enumeration of:

                 (i) model numbers, type designations, and trade or brand names of all Items sold by ETC that incorporate The Technology;

                 (ii) the total number of Items of each model or type of equipment produced and the total number sold during the preceding quarter;


                 (iii) the Selling Price for each Item;

                 (iv) the Discounts and Shipping Charges for each Item;


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                 (v) the Net Revenue from each Item; and

                 (vi) the amount of the royalties payable thereon as provided in this Sublicense.


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                                 II. SUBLICENSE

         2.1 ICI hereby grants to ETC the exclusive worldwide right and sublicense (i) to manufacture, sell copies of, sublicense and distribute any and all worldwide government and military applications and resulting procurement interests in The Technology; and (ii) to sublicense others to manufacture, sell copies of, license and distribute any and all government and military applications and resulting procurement interests in The Technology. Specifically, ETC or their sublicensees may not manufacture, market or sell any products for other than government and military applications.

         2.2 ETC will assign any and all developments and enhancements made by ETC, whether before or after execution of this Sublicense, to WVURC and WVURC will grant the license to such developments and enhancements to ICI pursuant to the conditions of the WVURC-ICI License, which in turn will grant back to ETC the worldwide, exclusive government and military application sublicense, to use and license such developments and enhancements pursuant to the terms of this Sublicense. The royalties to be paid to WVURC provided in this Sublicense will also apply to such developments and enhancements.

         2.3 ICI reserves the nonterminable, royalty-free right to manufacture, use and copy The Technology for research, development and noncommercial ICI purposes.


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         2.4 WVURC reserves the nonterminable, royalty-free right to manufacture, use and copy The Technology for research, development and noncommercial WVURC purposes.

                                 III. PAYMENTS

         3.1 ETC shall pay to ICI as a nonrefundable, noncreditable sublicense fee the sum of Three Thousand Dollars ($3,000.00) due upon the execution of this Sublicense or, at the option of the Sublicensee, upon and from the first net profits of ETC.

         3.2 ETC shall assume the responsibility for payments from ICI to WVURC pursuant to Section 3.2 of the License Agreement between WVURC and ICI and pay to WVURC as a minimum annual royalty on December 31, 1996, and each December 31 thereafter during the term of this Sublicense, or any renewals thereof, the sum of Three Thousand Dollars ($3,000.00).

         3.3 ETC shall pay to WVURC as an earned royalty on sales, leases or sublicenses by ETC as to The Technology a sum equal to ten percent (10%) of the Net Revenues as above defined, less a credit for annual royalty. In any year which the earned royalties exceed the minimum royalty, no additional payment of the annual minimum royalty shall be required.

         3.4 Royalties as set forth herein will be paid by ETC to ICI and WVURC with a Royalty Statement within thirty (30) days of the end of each calendar quarter.


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         3.5 ETC agrees that it will keep and maintain financial records showing all sales, leases and subleases for a period of at least five (5) years. ETC agrees to maintain its business transaction records, e.g., invoices, cost documents, etc. needed to determine royalties as provided herein, for a period of two (2) years or as long as required by applicable tax laws, whichever is longer. All such records will be maintained in sufficient detail to enable authorized representatives and/or certified public accountants of WVURC and ICI to determine royalties payable to WVURC and ICI under this Sublicense. ETC will permit WVURC and ICI such investigation of its operations and records as may be necessary to verify ETC's compliance with this Sublicense and the accuracy of its records and of the Royalty Statements to be furnished hereunder.


                                 IV. MARKETING

         4.1 It is understood by the parties that further work may be required to complete The Technology and that ETC will, at its own expense, seek to effect such completion using such efforts and resources as it, in its sole discretion, determines appropriate under the then existing circumstances. The parties agree that WVURC shall participate as an owner in any subsequent development work and will own or have assigned all intellectual property resulting from this license under the terms set forth in Section 2.2 herein.


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         4.2 ETC shall have the right to prepare, copy, edit, publish, sell, distribute and license all government and military applications and resulting procurement interests in The Technology throughout the world in any variety of forms or applications. ETC shall provide WVURC and ICI with a written comprehensive report providing details of the status of the work under this Sublicense, including, but not limited to, documentation, support, packaging, advertising and promotion concepts and designs related to The Technology and as to sublicenses. Such written comprehensive reports are to be provided to WVURC and ICI on an annual basis no later than thirty (30) days after the year end and at such other times as WVURC and ICI may reasonably request. ETC agrees to provide WVURC and ICI with at least two (2) copies of all material concerning the Technology it provides to its shareholders.

                V. CONFIDENTIALITY, INFRINGEMENT AND PROTECTION

         5.1 ETC acknowledges that ICI has a proprietary interest in the Technology and agrees to use all reasonable efforts to protect any and all trade secrets disclosed to ETC from unauthorized disclosure, use or release, including, without limitation, (i) providing reasonable physical security at ETC's facilities and (ii) taking the same care to prevent unauthorized disclosure that ETC takes to protect information, data or other tangible and intangible property of its own that it regards as proprietary or confidential. ETC agrees that it will not sell,



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disclose or otherwise make the Technology available to others except: (i) as authorized by the license rights granted to ETC under this Sublicense and (ii) to its employees, agents, contractors, consultants or others with a need to have access to the Technology to reasonably enable ETC to fully exercise its rights under this Sublicense. ETC will neither knowingly nor negligently allow its employees, agents, consultants or independent contractors to sell or disclose the trade secrets disclosed to ETC except: (i) that ETC may provide the trade secrets of the Technology to third parties in connection with exercising ETC's sublicense rights hereunder, provided each such party executes a written agreement binding it to confidentiality obligations similar to ETC's obligations under this Sublicense and (ii) as otherwise permitted by this Sublicense. In execution of its confidentiality obligation, ETC will indemnify and hold ICI harmless from any and all damages caused by a breach of confidentiality by ETC or any of ETC's employees, agents, contractors, officers or directors. Because damages may be difficult to assess, ETC agrees to pay as liquidated damages (and not as a penalty) the sum of $50,000.00 for each disclosure in breach of this confidentiality obligation.

         5.2 ETC will use reasonable efforts to enforce any patent or copyright, if any is issued for the Technology, and to protect its trade secrets, but ETC will be the sole judge in its absolute discretion of what efforts are reasonable and


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appropriate. In this regard, ETC will exercise its best efforts to keep ICI fully advised of any and all commercial threats to the Technology. If ETC is unwilling or unable to protect the Technology, ICI may do so at its own expense and cost.

         5.3 During the term of this Sublicense, ETC will not directly or indirectly contest the validity or ICI's ownership of any trade secret, knowhow, copyright or any patent issued for the Technology to ICI or to WVURC.

         5.4 The obligations of this Section V shall survive the expiration or termination of this Sublicense.

                             VI. PROPRIETARY RIGHTS

         6.1 WVURC, ICI and ETC acknowledge that The Technology is of a character which is or may be protectable by patent, trade secret and/or copyright under the laws of the United States and other countries. WVURC and ICI have, at their own expense, made application to obtain patent and/or copyright or other statutory protection of the original Technology described in Exhibit B.

         It is explicitly recognized that developments and enhancements of the Technology may be developed and such developments and enhancements of the Technology will be incorporated by amendment or attachment to Exhibit B of this Sublicense pursuant to the procedure set forth in Article 2.2 of this Sublicense. Neither WVURC nor ICI will be responsible for obtaining patent and/or copyright or other statutory protection



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of such developments and enhancements of the Technology. ETC will be solely responsible for obtaining patent and/or copyright or other statutory protection of all forms of The Technology as defined in Exhibit B which are developed in the future and incorporated by amendment to this Sublicense. All such patents and/or copyrights or other statutory protection shall name WVURC as the owner of each so protected Technology, which will then be licensed through ICI to ETC pursuant to the terms of the License Agreement between WVURC and ICI and this Sublicense.

         ETC shall treat documentation regarding The Technology, including listings of source code for The Technology but not including instructions, manuals or other elements of any publicly marketed material from The Technology, as proprietary, confidential information. ETC shall use reasonable efforts to obtain and maintain proprietary protection for The Technology consistent with ETC's ability to effectively market The Technology in each country in which The Technology is distributed. ICI agrees to cooperate with ETC, at ETC's expense, and where necessary ETC agrees to obtain patent, copyright or other statutory protection for The Technology in each country in which the same are sold, distributed or sublicensed; and ICI hereby authorizes ETC to execute and prosecute in WVURC's name as authors or inventors an application for patent, copyright or similar protection of The Technology; and WVURC and ICI shall execute such other documents of registration and recordation as



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may be necessary to perfect in ETC, or protect, the exclusive rights granted
ETC hereunder in each country in which such items are sold or distributed.

         6.2 Any trademark used by ETC to identify The Technology shall be owned by WVURC, ICI and ETC to the same extent and in the same proportions as the underlying technology.

         6.3 ETC may identify WVURC and ICI as owners or participants in The Technology and its development, provided that such use of the WVURC and ICI identification is an accurate statement of WVURC's and ICI's role and notice thereof has been given to WVURC and ICI at the address indicated herein not less than thirty (30) days prior to the first such identification.


                     VII. TERM, TERMINATION AND CONVERSION

         7.1 The term of this Sublicense shall commence on the date first set forth above and shall continue until December 31, 1996, unless earlier terminated as provided in this Sublicense or by the terms of the license by and between ICI and WVURC.

         7.2 This Sublicense shall be renewed for one year periods after December 31, 1996, so long as payments to ICI and WVURC equal or exceed the minimum royalty payment specified in Articles 3.1, 3.2 and 3.3 and those conditions of ICI's license as renewed by its licensors are satisfied.

         7.3 In the event of the bankruptcy of either party or a breach of a material provision hereof, which breach is not



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cured within sixty (60) days after written notice thereof by the nonbreaching party, then said party may, effective sixty (60) days after written notice thereof to the other, terminate this Sublicense, and the rights granted hereunder shall thereupon revert to the appropriate party as provided in
Section 7.5 hereof. In addition to or in lieu of their rights to terminate this Sublicense upon material breach, the nonbreaching party shall have the right to pursue any remedies available to them under the law.

         7.4 Waiver of a particular instance of a breach shall not preclude a party from objecting to future breaches of the same or any other type.

         7.5 Upon any termination of this Sublicense: (1) all rights, title and interest of ETC in and to The Technology as conveyed hereby, including, but not limited to, design drawings and production materials relating thereto in ETC's possession will terminate and revert to ICI; (2) all rights and sublicenses granted by ETC to third parties shall continue in full force and effect, and monies due thereunder shall be received by ETC and royalties paid to WVURC and ICI as provided herein; (3) WVURC and ICI shall in any event have the right to retain copies of any version of The Technology for WVURC's and ICI's own use; and (4) ETC's obligation to pay WVURC and ICI earned royalties then due shall continue.


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                              VIII. MISCELLANEOUS

         8.1 Each party will notify the other of any infringements of rights in The Technology that come to such party's attention and shall cooperate fully with the other in determining what action, if any, should be taken.

         8.2 This Sublicense states the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior negotiations, understandings and agreements between the parties hereto concerning the subject matter hereof. No amendment or modification of this Sublicense shall be made except by an instrument in writing signed by all parties.

         8.3 ICI represents: (i) this Sublicense has been duly executed and delivered and is a valid and binding agreement; and (ii) the execution and delivery of this Sublicense, and the performance by ICI of its obligations hereunder, are not to the best of the undersigned's belief in violation of and will not conflict with any agreement, law, order or other restriction binding on ICI concerning The Technology.

         8.4 The parties' rights and obligations hereunder shall be binding upon and inure to the benefit of their respective successors and assigns. Each party hereto will notify the other party in writing of any transfer of its rights or obligations hereunder within thirty (30) days of such transfer, provided, however, that ETC or its assignee will not be required



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to give notice of any transfer made pursuant to a sublicense agreement or other transaction in the ordinary course of its business and recognized in this Sublicense.

         8.5 This Sublicense shall be governed by and interpreted in accordance with the laws of the State of West Virginia.

         8.6 Should any provision of this Sublicense be held to be void, invalid or inoperative, the remaining provisions of this Sublicense shall not be affected and shall continue in effect as though such provisions were deleted.

         8.7 All payments to others, as required by WVURC's "Patent and Trademark Policy," shall be the sole responsibility of WVURC, and such payments shall be made from WVURC's royalties received under this Sublicense.

         8.8 All royalty payments and other conditions as outlined in the original WVURC/ICI License Agreement and this Sublicense due to WVURC will be paid directly by ETC to WVURC.

         8.9 ETC, with the execution of this Sublicense, assumes all financial responsibilities for the development and protection of the government and military applications of The Technology, agrees to pay all existing patent and license fees now in effect for the government and military applications of The Technology, and will continue with existing efforts to extend said protection.

         8.10 ETC agrees to be maintained as a West Virginia corporation.

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         8.11 Any notice required or permitted to be sent hereunder shall be deemed given (a) if hand delivered when received, or (b) if mailed when mailed by postage prepaid, by registered or certified mail, return receipt requested, to any party at the following address or such other addresses which either party may from time to time identify:


               Dr. James E. Smith
               Integral Concepts, Inc.
               Route #7, Box 145
               Morgantown, West Virginia  26505

               Mr. Jack Parsons
               Emergent Technologies Corporation
               1407 Love Point Road
               Stevensville, MD  21666



         IN WITNESS WHEREOF, the parties hereto have executed this Sublicense on the dates shown below but with effect as of the date first above written.


                                   INTEGRAL CONCEPTS, INC.,
                                   a West Virginia corporation

(CORPORATE SEAL)

                               BY: /s/ James E. Smith
                                  ---------------------------------------
                                   JAMES E. SMITH
                                   Its President
                                   DATE:     1/2/96
                                        ---------------------------------


                                   EMERGENT TECHNOLOGIES CORPORATION,
                                   a West Virginia corporation

(CORPORATE SEAL)

                               BY: /s/ Jack Parsons
                                  ---------------------------------------
                                   JACK PARSONS
                                   Its President
                                   DATE:     1/2/96
                                        ---------------------------------